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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              OLD NATIONAL BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                              OLD NATIONAL BANCORP
                                ONE MAIN STREET
                           EVANSVILLE, INDIANA 47708

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

    Notice is hereby given that the Annual Meeting of Shareholders of Old National Bancorp (the "Company") will be held on Thursday, April 28, 2005, at 10:00 a.m., Evansville time, at The Centre, 715 Locust Street, Evansville, Indiana.

    The Annual Meeting will be held for the following purposes:

    1. The election of four Directors to Class III of the Company's Board of Directors, each to serve a term of three years, until a successor has been duly elected and qualified.

    2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2005.

    3. The approval of the Old National Bancorp Short-Term Incentive Compensation Plan.

    4. Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

    Shareholders of record at the close of business on February 24, 2005, are entitled to notice of and to vote at the Annual Meeting.

    AN ADMISSION TICKET, WHICH CAN BE FOUND ATTACHED TO THE PROXY CARD, IS REQUIRED FOR ADMITTANCE TO THE ANNUAL MEETING. PLEASE NOTE THAT IF YOU HOLD YOUR SHARES IN "STREET NAME" (THAT IS, THROUGH A BROKER OR OTHER NOMINEE), YOU WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE FOR ADMITTANCE TO THE MEETING.

                                          By Order of the Board of Directors

                                          Jeffrey L. Knight
                                          Executive Vice President and
                                          Corporate Secretary

March 16, 2005

                                   IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY BY MAIL OR BY INTERNET. IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              OLD NATIONAL BANCORP
                                ONE MAIN STREET
                           EVANSVILLE, INDIANA 47708

                                PROXY STATEMENT

    This proxy statement is furnished to the shareholders of Old National Bancorp (the "Company") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 28, 2005, at 10:00 a.m., Evansville time, at The Centre, 715 Locust Street, Evansville, Indiana, and at any and all adjournments or postponements of such meeting (the "Annual Meeting"). A Notice of Annual Meeting of Shareholders and form of proxy accompany this proxy statement.

    Any shareholder giving a proxy has the right to revoke it by voting in person at the Annual Meeting, by timely delivery of a later-dated proxy or by a written notice delivered to the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the shareholder giving such proxy. To the extent no directions are given, proxies will be voted "FOR" the election of the four persons named as nominees in this proxy statement as Directors of the Company, "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2005, and "FOR" the approval of the Old National Bancorp Short-Term Incentive Compensation Plan. With respect to such other matters that may properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

    The mailing address of the principal executive offices of the Company is Old National Bancorp, P.O. Box 718, Evansville, Indiana 47705-0718. The approximate date on which this proxy statement and form of proxy for the Annual Meeting are first being sent or given to shareholders of the Company is March 16, 2005.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    Only shareholders of the Company of record at the close of business on February 24, 2005, will be eligible to vote at the Annual Meeting.

    The voting securities of the Company entitled to be voted at the Annual Meeting consist only of common stock, without par value, of which 68,396,129 shares were issued and outstanding on the record date of February 24, 2005. The Company has no other class of stock that is outstanding. Each shareholder of record on the record date will be entitled to one vote for each share of common stock registered in the shareholder's name.

    As of February 24, 2005, to the knowledge of the Company, no person or firm, other than the Company, beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of February 24, 2005, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

    As of February 24, 2005, to the knowledge of the Company, only the Company indirectly beneficially owned more than 5% of the outstanding common stock of the Company. The Company indirectly owned 6,481,326 shares of common stock of the Company, which constituted 9.5% of the outstanding common stock of the Company on that date. These shares are held in various fiduciary capacities through the Company's wholly-owned trust company.

                         ITEM 1. ELECTION OF DIRECTORS

    The first item to be acted upon at the Annual Meeting of Shareholders is the election of four Directors to Class III of the Board of Directors, each to hold office for three years (until the 2008 Annual Meeting) and until his successor shall have been duly elected and qualified.

    In accordance with the Company's Articles of Incorporation, the Board of Directors is divided into three classes with staggered terms. Each class is to be elected to three year terms with each term expiring in different years. At each Annual Meeting the Directors or nominees constituting one class are elected for a three year term. The current Class III Directors' terms will expire at the Annual Meeting, on April 28, 2005. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with the By-Laws for the remainder of the full term of the vacant directorship.

    The Board of Directors intends to nominate for election as Class III Directors the following four persons, all of whom are presently serving as Class III Directors of the Company: Alan W. Braun, Andrew E. Goebel, Robert G. Jones and Charles D. Storms. If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board of Directors does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors, if the Board determines to fill such nominee's position. Unless authorization is withheld, the enclosed proxy, when properly signed and returned, will be voted "FOR" the election as Directors of all of the nominees listed in this proxy statement.

    Pages three through six contain the following information with respect to each Class III Director, and with respect to incumbent Directors in Classes I and II of the Board of Directors who are not nominees for re-election at the Annual Meeting: name; principal occupation or business experience for the last five years; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of February 24, 2005; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of February 24, 2005. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

               INFORMATION REGARDING INCUMBENT DIRECTOR NOMINEES

                              CLASS III DIRECTORS
                              (TERM EXPIRING 2008)


[ALAN W. BRAUN                          [ANDREW E. GOEBEL
PHOTO]                                  PHOTO]
ALAN W. BRAUN                           ANDREW E. GOEBEL
- CHAIRMAN,                             - FINANCIAL AND
  PRESIDENT AND CEO,                      MANAGEMENT
  INDUSTRIAL                              CONSULTANT
  CONTRACTORS, INC.                      (2003 - present)
 (Construction)                         - PRESIDENT AND COO,
 (2004 - present)                         VECTREN
- CHAIRMAN AND CEO,                       CORPORATION
  INDUSTRIAL                             (2000 - 2003)
  CONTRACTORS, INC.                      (Utility)
 (2002 - 2004)                          - PRESIDENT AND COO,
- PRESIDENT,                              SIGCORP, INC.
  INDUSTRIAL                             (2000)
  CONTRACTORS, INC.                      (Utility)
 (1999 - 2002)                          - PRESIDENT AND CEO,
- Age 60                                  SOUTHERN INDIANA
- Director since                          GAS & ELECTRIC
1988                                      COMPANY
                                         (1999)
                                         (Utility)
                                        - Age 57
                                        - Director since
                                        2000

[ROBERT G. JONES                        [CHARLES D. STORMS
PHOTO]                                  PHOTO]
ROBERT G. JONES                         CHARLES D. STORMS
- PRESIDENT AND CEO,                    - CHAIRMAN,
  OLD NATIONAL                          PRESIDENT AND CEO,
  BANCORP                                 RED SPOT PAINT &
 (2004 - present)                         VARNISH CO., INC.
- CEO, MCDONALD                          (1999 - present)
  INVESTMENTS, INC.,                     (Manufacturer of
  A SUBSIDIARY OF                         Industrial
  KEYCORP                                 Coatings)
 (2001 - 2004)                          - Age 61
 (Financial                             - Director since
  Services)                             1988
- EXECUTIVE VICE
  PRESIDENT, KEYCORP
 (1999 - 2001)
 (Financial
  Services)
- Age 48
- Director since
2004

              INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE

                               CLASS I DIRECTORS
                              (TERM EXPIRING 2006)


[JOSEPH D. BARNETTE,                            [LARRY E. DUNIGAN
JR. PHOTO]                                      PHOTO]
JOSEPH D. BARNETTE,                             LARRY E. DUNIGAN
JR.                                             - CHIEF EXECUTIVE
- PRESIDENT, THE                                OFFICER, HOLIDAY
  SEXTON COMPANIES                                MANAGEMENT COMPANY
 (2002 - present)                                (1999 - present)
 (Apartment                                      (Health Care
  Developers/                                     Services and
  Managers)                                     Internet Services)
- CHAIRMAN,                                     - Age 62
 BANK ONE, INDIANA,                             - Director since
N.A.                                            1982
 (1999 - 2002)
 (Financial
Services)
- Age 65
- Director since
1/27/2005


[DOUGLAS D. FRENCH    [PHELPS L. LAMBERT    [MARJORIE Z.
PHOTO]                PHOTO]                SOYUGENC PHOTO]
DOUGLAS D. FRENCH     PHELPS L. LAMBERT     MARJORIE Z. SOYUGENC
- FORMER PRESIDENT    - MANAGING PARTNER,   - EXECUTIVE DIRECTOR
  AND CEO, ASCENSION    LAMBERT AND           AND CEO, WELBORN
  HEALTH                LAMBERT               FOUNDATION, INC.
 (2001 - present)      (1999 - present)      (2004 - present)
 (Health Care)         (Investments)         (Non-Profit
- EXECUTIVE VICE      - Age 57                Foundation)
  PRESIDENT/COO,      - Director since      - EXECUTIVE DIRECTOR
  ASCENSION HEALTH    1990                    AND CEO, WBH
 (1999 - 2001)                                EVANSVILLE, INC.,
- Age 51                                     WELBORN FOUNDATION,
- Director since                              INC. AND WELBORN
2002                                          BAPTIST
                                              FOUNDATION, INC.
                                             (1999 - 2004)
                                             (Non-Profit
                                              Foundation)
                                            - PRESIDENT AND CEO,
                                             WELBORN BAPTIST
                                            HOSPITAL
                                             (1999)
                                             (Health Care)
                                            - Age 64
                                            - Director since
                                            1993

                               CLASS II DIRECTORS

                             (TERM TO EXPIRE 2007)


[DAVID E. ECKERLE     [NIEL C. ELLERBROOK   KELLY N. STANLEY
PHOTO]                PHOTO]                PHOTO
DAVID E. ECKERLE      NIEL C. ELLERBROOK    KELLY N. STANLEY
- FORMER CHAIRMAN     - CHAIRMAN,           - PRESIDENT, BMH
  AND CEO, OLD        PRESIDENT AND CEO,      FOUNDATION, INC.
  NATIONAL BANK,        VECTREN              (2003 - present)
  JASPER, INDIANA       CORPORATION          (Non-Profit
 (AN AFFILIATE OF      (2003 - present)       Foundation)
  THE COMPANY)         (Utility)            - PRESIDENT AND CEO,
 (1999 - present)     - CHAIRMAN OF THE       ONTARIO
- Age 61                BOARD AND CEO,        CORPORATION
- Director since      VECTREN CORPORATION    (1999 - 2003)
  1993                 (2000 - 2003)         (Diversified
                      - PRESIDENT AND CEO,    Technology/
                        INDIANA ENERGY        Manufacturing
                       (1999 - 2000)          Company)
                       (Utility)            - Age 61
                      - Age 56              - Director since
                      - Director since        2000
                      2002

                  COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS
                             AND EXECUTIVE OFFICERS

    The following table sets forth information concerning beneficial ownership of the shares of common stock of the Company on February 24, 2005, by each Director and Named Executive Officer and by all Directors and Executive Officers as a group.

                                                    NUMBER OF SHARES        PERCENT OF
NAME OF PERSON                                    BENEFICIALLY OWNED(1)    COMMON STOCK
--------------                                    ---------------------    ------------
Joseph D. Barnette, Jr. ........................            2,000(2)             *
Alan W. Braun...................................          228,969(3)             *
Thomas F. Clayton...............................          223,071(4)             *
Larry E. Dunigan................................          289,233(5)             *
David E. Eckerle................................           97,874(6)             *
Niel C. Ellerbrook..............................            2,471(7)             *
Douglas D. French...............................              948                *
Andrew E. Goebel................................            9,506(8)             *
Michael R. Hinton...............................          258,748(9)             *
Robert G. Jones.................................           51,437(10)            *
Phelps L. Lambert...............................          237,513(11)            *
Daryl D. Moore..................................          210,859(12)            *
John S. Poelker.................................          212,454(13)            *
Marjorie Z. Soyugenc............................          282,513(14)            *
Kelly N. Stanley................................           45,215(15)            *
Charles D. Storms...............................           67,910(16)            *
Directors and Executive Officers as a Group (21
  persons)......................................        2,664,174             3.9%

-------------------------
   *  Less than 1%

  (1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.

  (2) Includes 1,000 shares held by Charlene Ann Barnette, Mr. Barnette's spouse.

  (3) Includes 65,697 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

  (4) Includes 14,295 shares held by Susan Clayton, Mr. Clayton's spouse. Also includes 180,331 shares issuable to Mr. Clayton upon exercise of outstanding stock options exercisable within 60 days. Also includes 10,500 shares of performance-based restricted stock.

  (5) Includes 9,222 shares held by Kevin T. Dunigan Trust, Sharon Dunigan, trustee; 10,037 shares held by Derek L. Dunigan Trust, Sharon Dunigan, trustee; 2,480 shares held by Mitchell Ryan Dunigan Trust, Larry Dunigan, trustee; and 44,344 shares held by Larry E. and Sharon Dunigan.

  (6) Includes 22,414 shares held by Luella Eckerle, Mr. Eckerle's spouse. Also includes 12,155 shares issuable to Mr. Eckerle upon exercise of outstanding stock options immediately exercisable.

  (7) Includes 391 shares held by Karen Ellerbrook, Mr. Ellerbrook's spouse.

  (8) Includes 7,058 shares held by Darlene Goebel, Mr. Goebel's spouse.

  (9) Includes 11,187 shares held by Debra D. Hinton, Mr. Hinton's spouse. Also includes 182,261 shares issuable to Mr. Hinton upon exercise of outstanding stock options exercisable within 60 days. Also includes 28,250 shares of performance-based restricted stock.

 (10) Includes 51,250 shares of performance-based restricted stock.

 (11) Includes 11,765 shares held by Carol M. Lambert, Mr. Lambert's spouse.

 (12) Includes 170,960 shares issuable to Mr. Moore upon exercise of outstanding stock options exercisable within 60 days. Also includes 12,300 shares of performance-based restricted stock.

 (13) Includes 181,608 shares issuable to Mr. Poelker upon exercise of outstanding stock options exercisable within 60 days. Also includes 22,300 shares of performance-based restricted stock.

 (14) Includes 268,339 shares held by Rahmi Soyugenc, Ms. Soyugenc's spouse.

 (15) Includes 223 shares held by Donna M. Stanley, Mr. Stanley's spouse. Also includes 23,781 shares issuable to Mr. Stanley upon exercise of outstanding stock options.

 (16) Includes 211 shares held by Elizabeth K. Storms, Mr. Storms' spouse.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The Executive Officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

NAME                       AGE                   OFFICE AND BUSINESS EXPERIENCE
----                       ---                   ------------------------------
Robert G. Jones            48     President, Chief Executive Officer, and Director of the
                                  Company since September 2004. CEO of McDonald Investments,
                                  Inc., a subsidiary of Keycorp, from September 2001 to
                                  September 2004, and Executive Vice President of Keycorp from
                                  December 1999 to September 2001.
Caroline J. Ellspermann    37     Executive Vice President of the Company since December 2004,
                                  CEO of Old National Trust Company since October 2004 and
                                  President of Old National Wealth Management since June 2003.
                                  Senior Vice President of the Company and Manager of Old
                                  National Private Client Group from 2001 to June 2003.
                                  Previously, Private Banking Division Manager of Fifth Third
                                  Bank from 1999 to 2001.
Daryl D. Moore             47     Executive Vice President of the Company since January 2001 and Senior Vice President of the Company from 1996 to 2001.
Michael R. Hinton          50     Chairman and CEO of Old National Bank since January 2005.
                                  Senior Executive Vice President and Chief Operating Officer
                                  of the Company since August 2004. President and Chief
                                  Operating Officer of the Company from April 2003 to August
                                  2004, Executive Vice President of the Company from 2000 to
                                  April 2003 and Community Chairman of Old National Bank,
                                  Evansville, Indiana since January 2000. President of Old
                                  National Bank (Evansville) from 1993 to 2000.
Annette W. Hudgions        47     Chief Administrative Officer of the Company since January
                                  2005. Executive Vice President of the Company since August
                                  2002 and President and CEO of Old National Service Division
                                  since April 1997.
Jeffrey L. Knight          45     Executive Vice President and Chief Legal Counsel of the
                                  Company since December 2004. Senior Vice President of the
                                  Company from 2001 to 2004. Corporate Secretary of the
                                  Company since 1994 and General Counsel of the Company from
                                  1993 to 2004.
Allen R. Mounts            53     Executive Vice President and Chief Human Resources Officer
                                  of the Company since January 2005. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1993 to 2001. Director of Human Resources of the Company from 1993 to January 2005.
Christopher A. Wolking     44     Executive Vice President and Chief Financial Officer of the
                                  Company since January 2005. Senior Vice President of the
                                  Company from 2001 to January 2005 and Vice President of the
                                  Company from 1999 to 2001. Treasurer of the Company from
                                  1999 to January 2005.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company held seven meetings during the fiscal year ended December 31, 2004. All incumbent Directors attended 75% or more of the aggregate of the total number of meetings of the Board and of the Board committees to which they were appointed.

    Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting of Shareholders, all of the directors attended the Annual Meeting of Shareholders in 2004.

    The members of the Company's Board of Directors are elected to various committees. The standing committees of the Board of Directors include an Executive Committee, an Audit Committee, a Compensation and Management Development Committee ("Compensation Committee"), a Corporate Governance and Nominating Committee, and a Funds Management Committee.

    When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Articles of Incorporation or By-Laws of the Company; approving an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of such dissolution; declaring dividends; or authorizing the issuance or reacquisition of shares. The Executive Committee did not meet in 2004 and currently does not have any permanent members.

    The members of the Audit Committee are Andrew E. Goebel (Chairman), Larry E. Dunigan, Phelps L. Lambert, Marjorie Z. Soyugenc and Kelly N. Stanley. The Audit Committee held seven meetings during 2004. The functions of the Audit Committee are described under "Report of the Audit Committee" on pages 10 through 12. The Audit Committee has adopted a written charter which has been approved by the Board. A copy of the charter can be reviewed under the Corporate Governance link on the Company's website at www.oldnational.com and is also available in print to any shareholder upon request.

    The members of the Corporate Governance and Nominating Committee are Larry
E. Dunigan (Chairman), Niel C. Ellerbrook, Douglas D. French, Phelps L. Lambert, Marjorie Z. Soyugenc and Charles D. Storms. The Corporate Governance and Nominating Committee met three times in 2004. The functions of the Corporate Governance and Nominating Committee are described under "Report of the Corporate Governance and Nominating Committee" on pages 13 through 15. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board. A copy of the charter can be reviewed under the Corporate Governance link on the Company's website at www.oldnational.com and is also available in print to any shareholder upon request.

    The members of the Compensation Committee are Niel C. Ellerbrook (Chairman), Larry E. Dunigan and Charles D. Storms. The Compensation Committee met six times during 2004. The Personnel Committee has been dissolved and the functions of the Personnel Committee have been assumed by the Compensation Committee. The functions of the Compensation Committee are described under "Report of the Compensation Committee on Executive Compensation" on pages 16 through 19. The Compensation Committee has adopted a written charter which has been approved by the Board. A copy of the charter can be reviewed under the Corporate Governance link on the Company's website at www.oldnational.com and is also available in print to any shareholder upon request.

    The members of the Funds Management Committee are Phelps L. Lambert (Chairman), David E. Eckerle and Andrew E. Goebel. The Funds Management Committee met five times during 2004. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and leverage risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee does not have a charter at this time and is not required to have a charter under the rules of the New York Stock Exchange.

                             DIRECTOR COMPENSATION

    All outside Directors of the Company receive an annual retainer of $34,000 for serving as Directors. The outside Directors receive $24,000 of the retainer in cash, while $10,000 of the retainer is paid in Company stock. Directors not otherwise employed by the Company also receive $1,000 for each Committee meeting attended and Audit Committee members receive $1,500 for each Audit Committee meeting attended. The Audit Committee Chairman receives an additional annual retainer of $7,500 and Directors serving as a Committee Chairman on other committees receive an additional annual retainer of $2,500. The non-executive Chairman of the Board receives an additional annual retainer of $25,000. Robert
G. Jones, president and CEO of the Company and the only inside Director on the Board, receives no compensation for his directorship.

                         INDEPENDENT ACCOUNTANTS' FEES

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

    The following table sets forth the aggregate fees for audit services rendered by PricewaterhouseCoopers LLP in connection with the consolidated financial statements and reports for fiscal year 2004 and for other services rendered during fiscal year 2004 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed for the fiscal years for the audit of the registrant's annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

                                                              FISCAL 2004   FISCAL 2003
                                                              -----------   -----------
AUDIT.......................................................  $1,005,700     $805,202
AUDIT RELATED...............................................           0            0
TAX.........................................................     103,774        2,763
ALL OTHER...................................................      22,928       10,200
                                                              ----------     --------
TOTAL.......................................................  $1,132,402     $818,165
                                                              ==========     ========

AUDIT FEES:

    Consists of fees billed for professional services rendered for (i) the audit of Old National's consolidated financial statements, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and (iv) the attest services, except those not required by statute or regulation. The aggregate fees of PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statement for the fiscal year ended December 31, 2004 were $1,005,700, of which an aggregate amount of $643,500 had been billed through December 31, 2004.

AUDIT-RELATED FEES:

    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees". These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

TAX FEES:

    Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

ALL OTHER FEES:

    Consists of fees for all other services provided by PricewaterhouseCoopers LLP other than those reported above. These services include benchmarking surveys and specialized consulting.

    In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Old National's independent accountants for the fiscal year ending December 31, 2005, the Audit Committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT ACCOUNTANTS

    All of the fees and services described above under "Audit Fees", "Audit-Related Fees", "Tax Fees" and "All Other Fees" were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

                         REPORT OF THE AUDIT COMMITTEE

    This Audit Committee report is being provided to inform shareholders of the Audit Committee oversight with respect to the Company's financial reporting. The Audit Committee operates under a written Audit Committee Charter, which was updated early in 2005 and meets the requirements of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE").

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

    The Audit Committee is comprised of five members of the Board of Directors of the Company. All of the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NYSE's listing requirements).

SCOPE OF RESPONSIBILITIES

    The Audit Committee's responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee's responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants' independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company's internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company's internal controls with management, the internal auditors and the independent accountants.

    The Audit Committee also has responsibility for the general oversight of the Company's compliance with banking laws and regulations.

2004 WORK OF THE AUDIT COMMITTEE

    In fulfilling its oversight responsibilities in 2004, the Audit Committee continued to be actively involved in working with the Chief Credit Officer and the Chief Financial Officer of the Company in ensuring that the Company has established appropriate levels for its loan loss reserve. On several occasions, the Audit Committee met both jointly and separately with representatives of Old National Bank's primary federal regulator and management and with the independent accountants to ensure the accuracy of the Company's loan loss reserve methodology and loan loss provision. The Audit Committee also monitored management's progress in implementation of the modifications undertaken by the Company to its credit approval processes in 2003 -- 2004 in order to address the high level of loan losses incurred during those years.

    In 2004, the Audit Committee was also involved in monitoring the Ethicspoint(R) reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics*. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. This new system was functional in January 2004, and the Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

    During the year, the Audit Committee monitored the efforts undertaken by the Company to comply with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which efforts included the intensive involvement of the Audit Department of the Company, outside experts and consultants engaged by the Company and the Company's independent accountants. The overall level of costs incurred in 2004 to comply with Section 404, excluding the substantial internal resources required, was in excess of $700,000.

    The Audit Committee, in its designated role as the committee of the Board of Directors assigned the responsibility for the effective oversight of the Company's compliance with banking laws and regulations, met regularly with the Company's Chief Compliance Officer and other management personnel in 2004 to review management's progress in improving the Company's compliance capabilities, practices and processes. The Company has, as have most other industry participants, experienced both a significant increase in the duties required of the Company to detect and report suspicious transactions by its customers and a heightened level of regulatory scrutiny by regulators with respect to the myriad of rules and regulations enforced by them. In order to address the greater requirements and expectations imposed upon the Company, a significant increase in compliance personnel was necessary in 2004, including the addition of approximately 40 new compliance positions, the hiring of an experienced senior executive as the Company's Chief Compliance Officer and the revision of the Company's compliance policies, processes and procedures. The Committee also met with representatives of the Company's primary regulatory agency to review their assessment of the Company's compliance with the laws and regulations administered by them.

REVIEW WITH MANAGEMENT AND INDEPENDENT ACCOUNTANTS

    The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004, and the footnotes thereto, with management and the independent accountants, PricewaterhouseCoopers LLP. The Audit Committee also received from management drafts of the Company's Quarterly Reports on Form 10-Q and reviewed drafts of the Company's earnings releases prior to public dissemination.

    The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the challenging schedule necessary to comply with the internal control certification and attestation requirements of
Section 404 of the Sarbanes-Oxley Act of 2002, by the compliance and reporting date of December 31, 2004.

    The Audit Committee reviewed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examination and their evaluations of internal controls. Additionally, the Audit Committee reviewed and

---------------
* The Company's Code of Business Conduct and Ethics is available under the Corporate Governance link on the Company's website at www.oldnational.com and is also available in print to any shareholder upon request.

discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to Statement of Auditing Standards No. 61, as amended.

    The Audit Committee discussed with PricewaterhouseCoopers LLP their independence from management and the Company, and received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1. The Audit Committee also administered the Company's policy regarding engagement of independent accountants to provide non-audit services. In addition, the Audit Committee has discussed with the independent accountants the accountants' independence from management and the Company, including the matters in the accountants' written disclosures required by the Independence Standards Board.

AUDIT COMMITTEE FINANCIAL EXPERT

    In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors of the Company determined that Andrew E. Goebel is an Audit Committee "Financial Expert." Mr. Goebel is independent as that term is used in
Schedule 14A under the Securities Exchange Act of 1934.

REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

    The Audit Committee has reappointed PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2005, subject to ratification by the shareholders of the Company at the 2005 Annual Meeting.

ANNUAL COMMITTEE REVIEW OF CHARTER AND PERFORMANCE EVALUATION

    As required by the Audit Committee's Charter, in early 2005 the Audit Committee reviewed the Charter and determined that several modifications were advisable at that time. Also, as required by the Audit Committee's Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance Committee.

CONCLUSION

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

Submitted by,
Members of the Audit Committee
Andrew E. Goebel, Chairman
Larry E. Dunigan
Phelps L. Lambert
Marjorie Z. Soyugenc
Kelly N. Stanley

                       REPORT OF THE CORPORATE GOVERNANCE
                            AND NOMINATING COMMITTEE

    The Corporate Governance and Nominating Committee (the "Corporate Governance Committee") is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance Committee operates under a written charter which conforms to the requirements of the SEC and the NYSE.

INDEPENDENCE OF CORPORATE GOVERNANCE AND NOMINATING COMMITTEE MEMBERS

    The Corporate Governance Committee is comprised of seven members of the Board of Directors of the Company. All of the members of the Corporate Governance Committee are independent from management and the Company (as independence is currently defined in the NYSE's listing requirements).

SCOPE OF RESPONSIBILITIES

    The Corporate Governance Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines* and retaining outside advisors as needed to assist and advise the Board with respect to legal and other accounting matters. The Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

DIRECTOR NOMINATION PROCEDURES

    The Company's nomination procedures for Directors are governed by its By-Laws. Each year the Corporate Governance Committee makes a recommendation to the entire Board of Directors of nominees for election as Directors. The Corporate Governance Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance Committee at the Company's principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth (i) the name and address of the shareholder making the suggestion, (ii) the number and class of shares owned by such shareholder, (iii) the name, address and age of the suggested nominee for election as Director, (iv) the nominee's principal occupation during the five years preceding the date of suggestion, (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee, and (vi) such other information as the Corporate Governance Committee may reasonably request. Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

    In seeking individuals to serve as Directors, the Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

    Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. The issues would include contemporary governance concerns, regulatory obligations of a financial holding company, a national and public company and strategic business planning and basic concepts of corporate finance.

---------------
* The Company's Corporate Governance Guidelines are available under the Corporate Governance link on the Company's website at www.oldnational.com and are also available in print to any shareholder upon request.

2004 WORK OF THE CORPORATE GOVERNANCE COMMITTEE

    The Corporate Governance Committee achieved several accomplishments in 2004. With the departure of the former Chairman, James A. Risinger, on March 31, 2004, the Corporate Governance Committee established a CEO Search Sub-Committee to engage in a search for a new CEO for the Company. The members of the CEO Search Sub-Committee included Larry Dunigan, David Eckerle, Niel Ellerbrook and Charles Storms (Chairman).

    In August of 2004, the CEO Search Sub-Committee completed its work and recommended the appointment of Robert G. Jones as President and CEO of the Company. The Corporate Governance Committee accepted the recommendation of the CEO Search Sub-Committee and recommended Robert G. Jones to the Board as the new President and CEO of the Company. The Board appointed Robert G. Jones as President and CEO on August 17, 2004.

    The Corporate Governance Committee also approved the appointment of Larry E. Dunigan as non-executive Chairman of the Company on August 17, 2004. Mr. Dunigan had been elected interim Chairman of the Company by the Board in February 2004, and Mr. Dunigan served in that capacity until being elected as the non-executive Chairman of the Board on August 17, 2004. Mr. Dunigan, as the non-executive Chairman of the Company, serves as the presiding director of the executive session meetings of the non-management Directors of the Board.

CONTACTING THE BOARD OF DIRECTORS

    Any shareholder or other interested party who desires to contact Old National's non-executive Chairman or the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the non-executive Chairman or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Corporate Secretary to the Chairman of the Audit Committee for review.

DIRECTOR INDEPENDENCE STANDARDS

    In 2003, the Corporate Governance Committee developed and adopted Independence Standards for Board members which were approved by the full Board. Except for the President and CEO, Robert G. Jones, and one non-management Board member, Alan W. Braun, the Board has determined that all of the members of the Board of Directors meet the categorical standards for independence as set forth in Appendix I.

ANNUAL COMMITTEE REVIEW OF CHARTER AND PERFORMANCE EVALUATION

    As required by the Corporate Governance Committee's Charter, in early 2005 the Corporate Governance Committee reviewed its Charter and made minor modifications to it. Also, as required by the Corporate Governance Committee's Charter, the Corporate Governance Committee conducted an annual performance evaluation.

COMMITMENT

    The Corporate Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company's shareholders. The Corporate Governance Committee anticipates meeting throughout 2005 to continue to enhance the Company's corporate governance principles and to ensure that the Company remains compliant with the requirements of the SEC and the NYSE.

Submitted by,
Members of the Corporate Governance and Nominating Committee
Larry E. Dunigan, Chairman
Niel C. Ellerbrook
Douglas D. French
Phelps L. Lambert
Marjorie Z. Soyugenc
Kelly N. Stanley
Charles D. Storms

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is currently composed of three non-employee Directors who are not eligible to participate in any management compensation programs. The Compensation Committee operates under a written charter which conforms to the requirements of the SEC and NYSE. An independent compensation consulting firm, Mercer Human Resources Consulting, has been retained by the Compensation Committee to advise the Compensation Committee and the Company on executive compensation matters.

INDEPENDENCE OF THE COMPENSATION COMMITTEE MEMBERS

    All three members of the Compensation Committee are independent from management and the Company (as independence is currently defined in the NYSE's listing requirements).

SCOPE OF RESPONSIBILITIES

    The Compensation Committee is appointed by the Board to approve and evaluate the Company's compensation and benefit programs and to ensure the competitiveness of these programs. The Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to CEO compensation, coordinating the evaluation of the CEO's performance with the non-executive Chairman in light of those goals and objectives, and approving the CEO's compensation level based on this evaluation. The Compensation Committee is responsible for reviewing on an annual basis and recommending to the Board of Directors for its approval, for the CEO and the next four highest paid officers of the Company, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance agreements and change in control agreements or provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits. The Compensation Committee is responsible for fixing and determining awards to employees of stock or stock options pursuant to the Company's Equity Incentive Plan(s) now or from time to time in effect and exercising such power and authority as may be permitted or required by such plans.

ANNUAL COMMITTEE REVIEW OF CHARTER AND PERFORMANCE EVALUATION

    As required by the Compensation Committee's Charter, in early 2005 the Compensation Committee reviewed the Charter and made minor modifications to it. Also, as required by the Compensation Committee's Charter, the Compensation Committee conducted an annual performance evaluation, the results of which have been discussed with the Compensation Committee members and shared with the Corporate Governance Committee.

COMPENSATION PRINCIPLES

    The Company's executive compensation program is structured to help the Company achieve its business objectives by:

    - setting compensation levels designed to attract and retain superior executives in a highly competitive environment;

    - providing incentive compensation that ties directly with both Company financial performance and individual contribution to that performance; and

    - linking compensation to elements that affect short- and long-term stock performance.

    The Compensation Committee believes the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals of the Company, with the ultimate objective of enhancing shareholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of cash and equity-based programs which reward performance not only as measured against the Company's specific annual and long-term goals, but also which recognize that the Company operates in a competitive environment and that performance should be evaluated as compared to industry peers. In April 1999, the Company's shareholders adopted an equity incentive plan, which authorizes the Compensation Committee to grant incentive and non-qualified stock options in addition to other forms of equity compensation. The Compensation Committee issued 271,622 stock option grants to 144 key officers, 49,298 stock option grants to 58 sales producers and 274,521 performance-based restricted stock grants to key officers of the Company in 2004. The equity-based compensation plans assure that key officers have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the interests of key officers are thereby aligned with those of the shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

    The compensation program for Executive Officers consists of the following three components:

    - base salary;

    - the Short-Term Incentive Plan; and

    - the 1999 Equity Incentive Plan.

BASE SALARY

    The Compensation Committee establishes the salary of the Chief Executive Officer (hereinafter, the "CEO") and the Company's next four highest paid Executive Officers. The same compensation principles are applied in setting the salaries of all other Executive Officers to assure that salaries are fairly and competitively established. Salary ranges are determined for each executive position based upon survey data that is compiled by Mercer Human Resources Consulting. The Company's peer group consists of reasonably comparable regional bank holding companies and other Indiana-based banks. Relevant peer group data is used rather than the NYSE Financial Index because the peer group companies resemble more closely the asset size and operations of the Company.

    From survey data, salary ranges are established each year for the CEO and other executive positions within the organization. These ranges are designed so that the mid-point of the salary range is approximately the 50th percentile of base salaries paid to comparable positions across a broad spectrum of comparable regional bank holding companies. Within these established ranges, actual base salary adjustments are made periodically in accordance with the guidelines of the Company's salary administration program and performance review system. Continuous outstanding performance over an extended period of time could result in a salary at the top end of the established range whereas undistinguished performance could result in compensation at the lower end of the range. In 2004, the base salaries for the Executive Officers as a group and the CEO were within the established salary ranges.

SHORT TERM INCENTIVE PLAN

    In 1996, the Company established a Short Term Incentive Plan (the "STIP") for certain key officers. The STIP provides for the payment of additional compensation in the form of an annual cash incentive payment contingent upon the achievement of certain corporate goals and the achievement of certain business performance goals. In 2004, the Company based the STIP goals on three performance factors for covered executives, two of which related to Project ASCEND, a company-wide program aimed at improving both efficiency and profitability. The three factors for covered executives include earnings per share, Project ASCEND earnings enhancement projects approved and Project ASCEND 2004 earnings enhancement projects completed. For 2004, the earnings per share thresholds established by the Compensation Committee were not met, but Project ASCEND earnings enhancement targets were exceeded and, accordingly, STIP payouts were made to eligible participants of the STIP.

    The minimum incentive award that an employee can earn under the STIP is 5% of the participant's base salary. The award level is based upon the Company's and the individual participant's performance. The

Company does not limit the amount of the award an employee or the CEO may earn under the STIP. The CEO's minimum award opportunity was 32.5% of base salary.

    Each fiscal year the Compensation Committee establishes threshold (minimum) and target performance levels under the STIP. If threshold performance is not achieved, there is no payment from the STIP for that period and, if performance exceeds the threshold, actual incentive payments to participants are in proportion to the actual financial performance achieved compared to the performance goals

1999 EQUITY INCENTIVE PLAN

    The Company maintains the 1999 Equity Incentive Plan (the "Plan"). The Board and the Compensation Committee believe that this long-term, stock-based incentive plan enhances the Company's ability to attract, retain and reward management and provides the Company with the ability to develop incentive programs which are responsive to the demands of the marketplace. The Compensation Committee also believes that the stock option grants and performance-based restricted stock afford a desirable long-term compensation method because they closely align the interests of management with those of shareholders. One hundred forty-four key officers, including those listed in the Summary Compensation Table, participate in the Plan. During 2004, the Compensation Committee granted 320,920 stock options and 274,521 performance-based restricted stock grants to certain key officers. In determining the equity grants to the CEO, as well as other named officers in the Summary Compensation Table, the Compensation Committee took into account the respective scope of responsibility, performance requirements and recent and expected contributions of the Plan participants to the Company's achievement of its long-term performance objectives.

DISCUSSION OF 2004 COMPENSATION FOR THE CEO

    Mr. James A. Risinger served as Chairman and Chief Executive Officer from January 1, 1998 to March 31, 2004. The Compensation Committee used the executive compensation practices described above to determine Mr. Risinger's fiscal year 2004 base salary.

    Mr. Robert G. Jones was hired as President and CEO on September 7, 2004. In setting both the cash-based and equity-based elements of Mr. Jones' compensation, the Compensation Committee made an overall assessment of Mr. Jones' leadership in establishing the Company's long-term and short-term strategic, operational and business goals. Mr. Jones' total compensation reflects a consideration of these competitive issues and the Company's performance.

    The Compensation Committee surveyed the total direct compensation for chief executive officers of regional bank holding companies. Based on this information, the Compensation Committee determined a median around which the Compensation Committee built a competitive range for cash-based and equity-based elements of the compensation package. As a result of this review, the Compensation Committee determined a mix of base salary and bonus opportunity, along with an equity award to align Mr. Jones' compensation with the performance of the Company. The resulting total compensation package was within a competitive range for CEOs in companies comparable in size and complexity to the Company.

    Additionally, as part of the review process, the Compensation Committee assessed the Company's financial and business results compared to other companies within the banking industry and the Company's financial performance relative to its financial performance in prior periods and to its financial goals.

    For the fiscal year 2004, the specific recommendation for Mr. Jones positioned his target total compensation at $800,000 annualized: his annual base salary was set at $600,000 with a $267,000 bonus opportunity under the STIP. Mr. Jones was paid $193,852 for the fiscal year 2004, which represents a proportionate share of his annual salary. The STIP performance objectives for Mr. Jones were based on the Company's earnings per share and Project ASCEND earnings enhancement goals. Mr. Jones' bonus opportunity provided for a guaranteed bonus of $200,000.

    In determining the equity grant for Mr. Jones, the Compensation Committee evaluated his total direct compensation compared to CEOs of comparable companies, and determined that an award of 26,250

"performance-based" restricted stock shares of Company stock was appropriate. Mr. Jones was also awarded a non-qualified stock option to purchase 26,250 shares of the Company common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Ellerbrook, Dunigan and Storms. No member of the Compensation Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee of the Company. Nor does any executive officer of the Company serve and in the past year no executive officer has served as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

SUMMARY

    The Compensation Committee is made up of non-employee directors who do not participate in any of the compensation plans they administer. The Compensation Committee approves or endorses all the programs that involve compensation paid or awarded to senior executives.

    The Compensation Committee is responsible for seeing that the Company's compensation program serves the best interest of its shareholders. To help meet this responsibility, the Compensation Committee is guided by an independent analysis of the competitiveness of the Company's executive compensation. The Compensation Committee also considers the results of the salary surveys described above.

    In the opinion of the Compensation Committee, the Company has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

Submitted by:
Members of the Compensation and Management Development Committee
Niel C. Ellerbrook, Chairman
Larry E. Dunigan
Charles D. Storms

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following Summary Compensation Table shows the annual compensation paid by the Company to its Chief Executive Officer for 2004 and each of the four most highly compensated Executive Officers, other than the Chief Executive Officer, who were serving as Executive Officers as of December 31, 2004 (the "Named Executive Officers"). The compensation of each of the Named Executive Officers is reported for each of the last three years.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                 LONG-TERM COMPENSATION AWARD(S)
                                 -----------------------------------------   --------------------------------------
                                                                                             (C)
                                                                                          NUMBER OF
                                                                                (B)       SECURITIES       (D)
                                                                 OTHER       RESTRICTED   UNDERLYING       ALL
                                          BASE       (A)         ANNUAL        STOCK       OPTIONS        OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS     COMPENSATION     AWARDS      GRANTED     COMPENSATION
---------------------------      ----   --------   --------   ------------   ----------   ----------   ------------
Robert G. Jones*...............  2004   $193,852   $200,000     $ 7,142       $629,737      26,250      $        0
President and                    2003          0          0           0              0           0               0
Chief Executive Officer          2002          0          0           0              0           0               0

James A. Risinger**............  2004   $185,008   $      0     $14,770       $681,471           0      $2,243,476
Former Chairman of the Board     2003    691,119          0       5,914              0     119,536          85,001
and Chief Executive Officer      2002    625,019    325,197       6,414              0     219,398          85,031

Michael R. Hinton..............  2004   $406,775   $186,504     $24,915       $352,485      15,750      $   45,705
Senior Executive Vice President  2003    375,102          0       3,658              0     136,500          42,906
and Chief Operating Officer      2002    350,002    132,441       3,527              0      91,508          42,906

Thomas F. Clayton..............  2004   $377,379   $141,419     $15,888       $234,990      10,500      $   40,861
Executive Vice President         2003    352,102          0       7,567              0     115,500          41,736
Administration & Operations      2002    337,002    127,521       6,920              0      91,508          41,736

Daryl R. Moore.................  2004   $303,868   $101,115     $33,399       $140,994       6,300      $   32,438
Executive Vice President         2003    286,118          0       7,261              0      79,800          33,933
Chief Credit Officer             2002    275,018    104,067       7,262              0      91,508          33,933

John S. Poelker................  2004   $372,413   $139,411     $18,939       $234,990       9,450      $   35,836
Executive Vice President         2003    350,102          0       3,973              0     115,500          31,952
Chief Financial Officer          2002    332,010    125,632       3,447              0      91,508          31,952

---------------
(a) These amounts represent bonuses payable pursuant to the Company's Short Term Incentive Plan (STIP).

(b) To continue its objective of focusing the key officers on creation of shareholder value, the Compensation Committee approved a new 3-year grant of performance-based restricted stock awards to key officers in July 2004 and to Robert Jones (CEO) in September 2004. The 2004 grants could be earned on December 31, 2006 based on Old National's results for three performance factors to a comparator financial peer group. The performance factors include (1) Relative Total Shareholder Return (stock price appreciation plus dividends paid) of the Common Stock measured, (2) Earnings Per Share (EPS) Growth, and (3) Book Value Per Share (BVPS) Growth. If the weighted average results are at or above the 50th percentile relative to the peer group as measured at the end of fiscal year 2006, the rights in the performance-based restricted stock grants will vest on March 31, 2007. If the weighted average results are below the 50th percentile relative to the peer group as measured at the end of fiscal year 2006, then a portion or all of the shares may be forfeited. In the event of a "change of control", the restrictions will lapse for all performance-based restricted stock. The Company's practice is to pay dividends on restricted shares directly to the officers awarded the shares.

(c) The options listed have been adjusted to reflect stock dividends.

(d) All Other Compensation includes the following for Messrs. Hinton, Clayton, Moore and Poelker for 2004: (i) Company contribution to the Company's Employee Stock Ownership Plan of $18,450, $18,450, $18,450 and $16,400, for each Named Executive Officer, respectively; and (ii) Company contribution to the Supplemental Deferred Compensation Plan of $27,255, $22,411, $13,988 and $19,436, for each Named Executive Officer, respectively. All Other Compensation for Mr. Risinger represents the amount paid in connection with his retirement at March 31, 2004.

* Mr. Jones became President and Chief Executive Officer effective September 7, 2004.

** Mr. Risinger retired as Chairman of the Board and Chief Executive Officer on
   March 31, 2004.

STOCK OPTION GRANTS

    The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2004.

                                                    INDIVIDUAL GRANT                   GRANT DATE VALUE
                                     -----------------------------------------------   ----------------
                                     NUMBER OF    % OF TOTAL
                                     SECURITIES    OPTIONS
                                     UNDERLYING   GRANTED TO
                                      OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION      GRANT DATE
NAME                                  GRANTED     IN 2004(1)   PRICE(2)      DATE      PRESENT VALUE(3)
----                                 ----------   ----------   --------   ----------   ----------------
Robert G. Jones....................    26,250        8.2%       $23.99      9/7/14       $126,233.63
James A. Risinger..................         0         --         --          --             --
Michael R. Hinton..................    15,750        4.9%       $20.43     1/31/14       $ 61,870.73
Thomas F. Clayton..................    10,500        3.3%       $20.43     1/31/14       $ 41,247.15
Daryl D. Moore.....................     6,300        2.0%       $20.43     1/31/14       $ 24,748.29
John S. Poelker....................     9,450        2.9%       $20.43     1/31/14       $ 37,122.44

---------------
(1) Based on an aggregate of 320,920 option shares granted in fiscal year 2004.

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the option grant date, which was equal to the closing price as reported by the NYSE on the option grant date. The options vested 100% on December 31, 2004 for Messrs. Hinton, Clayton, Moore and Poelker. Mr. Jones' options will be 100% vested on September 7, 2005, and the exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a cashless broker-assisted exercise procedure involving a same-day sale of the purchased shares.

(3) Black-Scholes methodology utilized.

STOCK OPTION EXERCISES AND FINAL YEAR-END VALUES

    The following table sets forth information concerning the fiscal year-end number and value of unexercised options, and the number of options exercised during fiscal year 2004, with respect to each of the Named Executive Officers.

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES                 OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                       ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                    EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------   -----------   -------------   -----------   -------------
Robert G. Jones......      --          --               0         26,650      $        0      $ 16,800
James A. Risinger....      --          --         603,044              0      $2,150,651      $      0
Michael R. Hinton....      --          --         201,595        155,535      $  700,549      $618,688
Thomas F. Clayton....      --          --         190,832        138,998      $  656,725      $553,365
Daryl D. Moore.......      --          --         177,261        110,884      $  602,068      $442,316
John S. Poelker......      --          --         191,058        138,998      $  656,053      $553,365

---------------
(1) Based on the fair market value of the Company's Common Stock at fiscal year end ($24.63 per share), and such value is equal to the closing price as reported by the NYSE at December 31, 2004, less the exercise price payable for such shares.

RETIREMENT PLAN

    The Old National Bancorp Employees' Retirement Plan (the "Retirement Plan") is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the Company and its subsidiaries and affiliates with one or more years of service with the Company or its subsidiaries and affiliates, and with credited service accruing from the date of employment, provided that the employee has not less than 1,000 hours of service (as defined in the plan) during such period.

    The amount of annual contribution attributable to specific individuals cannot be determined in a meaningful manner. The following table shows the estimated annual pensions payable to eligible employees upon retirement at age
65. The amounts shown do not reflect any reduction related to Social Security earnings or for the survivor benefit features of the Retirement Plan, the application of which would reduce the amount of pension payable.

                             PENSION PLAN TABLE (1)

                                                       YEARS OF SERVICE
                           ------------------------------------------------------------------------
FINAL AVERAGE SALARY          5        10         15         20         25         30      35 & UP
--------------------       -------   -------   --------   --------   --------   --------   --------
$100,000.................  $ 7,250   $14,500   $ 22,750   $ 31,000   $ 40,750   $ 50,500   $ 60,250
 150,000.................   10,875    21,750     34,125     46,500     61,125     75,750     90,375
 200,000.................   14,500    29,000     45,500     62,000     81,500    101,000    120,500
 250,000.................   18,125    36,250     56,875     77,500    101,875    126,250    150,625
 300,000.................   21,750    43,500     68,250     93,000    122,250    151,500    180,750
 350,000.................   25,375    50,750     79,625    108,500    142,625    176,750    210,875
 400,000.................   29,000    58,000     91,000    124,000    163,000    202,000    241,000
 450,000.................   32,625    65,250    102,375    139,500    183,375    227,250    271,125
 500,000.................   36,250    72,500    113,750    155,000    203,750    252,500    301,250
 550,000.................   39,875    79,750    125,125    170,500    224,125    277,750    331,375
 600,000.................   43,500    87,000    136,500    186,000    244,500    303,000    361,500

---------------
(1) The law in effect at December 31, 2004 prohibited the distribution of benefits from the Retirement Plan in excess of $165,000 per year expressed as a straight life annuity. It also prohibited compensation in excess of $205,000 to be used in the computation of the retirement benefit. Both amounts are indexed for inflation.

    The Retirement Plan provides for the payment of monthly benefits in a fixed amount upon attainment of age 65. As a normal form of benefit, each eligible participant is entitled to receive a monthly pension for his or her life based on years of service and "average monthly compensation" (which excludes bonuses). In general, the formula for determining the amount of a participant's monthly pension is average monthly compensation multiplied by 1.45% for the first 10 years of service, 1.65% for the next 10 years of service, and 1.95% for the next 15 years of service, less any amount related to Social Security earnings. In general, the amount of the reduction is .59% of average monthly compensation (up to a maximum of 125% of covered compensation) multiplied by all years of service up to 35 years of service. The standard retirement benefit for married participants is payable in the form of a joint and survivor annuity in an amount which is actuarially equivalent to the normal form of benefit. Instead of an annuity, participants may elect to receive a single sum cash settlement upon retirement in an amount that is actuarially equivalent to the participant's normal form of benefit.

    2004 base salary figures for the CEO and the other Names Executive Officers of the Company are set forth in the Summary Compensation Table on page 20. The Retirement Plan was frozen as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of vested service as of December 31, 2001. As of December 31, 2004, Mr. Hinton had 25 years of vested service; Mr. Clayton, 17 years; and Mr. Moore, 26 years. Messrs. Jones and Poelker are not accruing benefits under this Plan.

    For certain employees, in addition to the persons listed in the Summary Compensation Table, whose annual retirement income benefits under the Retirement Plan exceed the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including, among others, the limitation that annual benefits paid under qualified defined benefit pension plans may not exceed $165,000), such excess benefits will be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.

AGREEMENTS WITH CERTAIN OFFICERS

    On January 1, 2005, the Company entered into new change of control and severance agreements with Robert G. Jones, Michael R. Hinton, Thomas F. Clayton, and Daryl D. Moore. On January 1, 2004, the Company entered into a change of control and severance agreement with John S. Poelker. Pursuant to the severance agreements, the Company shall provide the Named Executive Officers with the Benefits, as defined below, upon any termination of employment for any reason except termination for cause, disability, voluntary retirement, resignation, in connection with or following a Change of Control, as defined in the change in control agreements, or the death of the Named Executive Officer. In addition, the Company should provide the Benefits, if during the term of the severance agreement the Named Executive Officer terminates the agreement no later than 90 days after the happening of one or more of the following events: (i) the assignment of the Named Executive Officer to any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company as of the date of the agreement; (ii) a reduction by the Company in the compensation or benefits of the Named Executive Officer in effect as of the date of the agreement; or (iii) a requirement the Named Executive Officer be based anywhere other than within 50 miles from his personal residence.

    The "Benefits" mentioned above include a lump sum single payment equal to the Named Executive Officer's Week of Pay, as defined below, multiplied by the greater of 52 or two times his number of years of service (Mr. Jones' Severance Agreement defines "Benefits" as a lump sum single payment equal to his Week of Pay multiplied by 104). "Week of Pay" is the annual base salary then in effect, plus the targeted cash incentive the Named Executive Officer would have been eligible to receive in the year in which the termination occurs divided by 52.

    The change of control agreements provide the Named Executive Officers with a single lump sum payment equal to the Named Executive Officer's base salary and benefits accrued through the last day of employment plus a lump sum single cash payment equal to 2.999 times the Base Amount (Mr. Moore's Change of Control Agreement provides for 2.0 times the Base Amount), as defined in Section 280G of the Internal Revenue Code of 1986, upon any termination of the Named Executive Officer's employment by the Company during the two year period following the first change in control, unless the termination is for cause, disability of the Named Executive Officer, voluntary retirement or death of the Named Executive Officer. The lump sum payments described above are also provided to the Named Executive Officer if he terminates his employment during the two year period following a change in control after one of the following events: (i) the assignment of the Named Executive Officer to any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company immediately prior to the change in control; (ii) a reduction by the Company in the compensation or benefits of the Named Executive Officer in effect immediately prior to the change in control; (iii) a requirement the Named Executive Officer be based anywhere other than within 50 miles of the location at which the Named Executive Officer was based immediately prior to the change in control; (iv) any purported termination of the Named Executive Officer's employment for cause or for disability without grounds; (v) any failure of the Company to obtain the assumption of the obligation to perform under the change of control agreement by any successor; or (vi) any material breach by the Company of this or any other material written agreement between the Company and the Named Executive Officer.

                   SHAREHOLDER RETURN PERFORMANCE COMPARISONS

    The Company is required to include in this proxy statement a line graph comparing cumulative five-year total shareholder returns, assuming reinvestment of dividends, for the Company's common stock to cumulative total returns of a broad-based equity market index and a published industry index. During 2004, the Company moved from the Russell 1000 Index to the Russell 2000 Index. For comparative purposes, both the Russell 2000 and the Russell 1000 Indices are reflected in the stock performance graph.
(PERFORMANCE GRAPH)

                                            OLD NATIONAL                                 NYSE FINANCIAL
                                              BANCORP           RUSSELL 2000 INDEX           INDEX            RUSSELL 1000 INDEX
                                            ------------        ------------------       --------------       ------------------
12/31/99                                       100.00                 100.00                 100.00                100.00
12/31/00                                        98.71                  95.80                 125.23                 91.16
12/31/01                                        89.81                  96.78                 114.93                 78.77
12/31/02                                        93.44                  75.90                  98.81                 60.70
12/31/03                                        95.38                 110.33                 126.81                 77.42
12/31/04                                       116.96                 129.09                 135.53                 84.77

    The comparison of shareholder returns (change in December year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1999, in common stock of each of the Company, the Russell 2000 Index, the NYSE Financial Index, and the Russell 1000 Index with investment weighted on the basis of market capitalization.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Executive Officers and Directors of the Company are at present, as in the past, customers of one or more of the Company's subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the Executive Officers and Directors of the Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

    During 2004, the Company paid $19,277,731.93 for engineering, design and construction services to Industrial Contractors, Inc. in connection with its role as general contractor for the construction of the Company's new headquarters building in Evansville and for renovations to the Old National Bank Tower, renovations to the Operations Center in Evansville and for work at other Old National Bank branch locations. Alan W. Braun, Chairman and CEO of Industrial Contractors Inc., is currently a Director of the Company.

                   ITEM 2. RATIFICATION OF THE APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

    The Board of Directors proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee's appointment of PricewaterhouseCoopers LLP, Chicago, Illinois, as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2005. Although ratification by the shareholders of the Company's independent accountants is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the Audit Committee of the Board of Directors will consider appointment of other independent accountants for the fiscal year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.

                  ITEM 3. APPROVAL OF THE OLD NATIONAL BANCORP
                     SHORT-TERM INCENTIVE COMPENSATION PLAN

    The shareholders of the Company are being asked to approve the Old National Bancorp Short-Term Incentive Compensation Plan ("Plan"), a copy of which is attached to this proxy statement as Appendix II. The Plan is designed to advance the interests of Old National Bancorp and its subsidiaries (collectively, the "Company") by providing an annual incentive bonus to be paid to certain employees of the Company based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan as defined in Internal Revenue Code Section 162(m) of the Internal Revenue Service of 1986, as amended ("Code"), and payments under the Plan are intended to qualify for tax deductibility under Section 162(m). Under Section 162(m) of the Code, the Company may not deduct more than $1 million per year for compensation paid to the CEO and the four other most highly compensated officers of the Company. An exclusion from this deduction limitation is available for compensation that satisfies the shareholder approval and other requirements provided in Section 162(m) of the Code for qualified performance-based compensation. The purpose of submitting the Plan to the shareholders for approval is to qualify the annual incentive bonus to be paid to each participating executive officer as performance-based compensation that will be excluded from the limit described above on tax deductible compensation under
Section 162(m) of the Code. Currently, no employee of the Company is expected to have compensation in 2005 that will exceed the $1 million limit. Subject to shareholder approval, the Board adopted the Plan on January 27, 2005.

HOW IS THE PLAN ADMINISTERED?

    The Plan is administered by the Compensation Committee, which is made up solely of independent directors. The Compensation Committee has the authority to designate participants under the Plan, establish performance goals and objectives and determine the amount and timing of awards. Within the first 90 days of each calendar year, the Compensation Committee will establish the performance goals and objectives governing the Plan as well as the method of calculating the amount of the awards under the Plan. These performance goals will be based on any of the following factors, alone or in combination, as the Compensation Committee deems appropriate: (i) return on assets; (ii) return on equity; (iii) total shareholder return; (iv) operating income; (v) earnings per share; (vi) total risk adjusted revenue; (vii) credit quality; (viii) productivity; (ix) customer satisfaction; (x) customer attention; (xi) associate satisfaction; or (xii) such other measures as the Compensation Committee deems appropriate. Performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years. The Compensation Committee shall have discretion to adjust performance goals as specified under the Plan and to exclude certain factors, including the effect of nonrecurring transactions and charges or changes in accounting standards. For each year that the Plan is in effect, the Compensation Committee may use one or more of the permitted performance goals and may change the performance goals and targets from year to year.

IMPORTANT FACTS ABOUT AWARDS

    Under the Plan, each participant will be eligible to receive an incentive bonus based on the achievement of the pre-established goals set by the Compensation Committee. If a participant terminates employment before the last day of the year by reason of death, disability or retirement, a payout based on the time of employment during the year shall be distributed. Participants employed on the last day of the year, but not for the entire year, shall receive a payout pro-rated for that part of the year for which they were participants if the participant is deceased at the time of an award payment, the payment shall be made to the recipient's designated representative.

    The Compensation Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan, however, shall not affect the right of a participant to receive any earned but unpaid incentive bonus. The Compensation Committee may amend the Plan without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 or the Code.

    Nothing in the Plan precludes the Company from making additional payments or special awards to plan participants outside of the Plan that may or may not qualify as "performance-based" compensation under Section 162(m) of the Code, provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as "performance-based" compensation.

TAX CONSEQUENCES FOR AWARDS

    Awards shall be paid in cash within three months of the fiscal year-end or as soon as practicable thereafter. Federal, state and local taxes will be withheld as appropriate.

    It is the intent of the Company that awards made pursuant to the Plan constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Any bonus to be paid to each participating executive officer as performance-based compensation will be excluded from the limit described above on tax deductible compensation under
Section 162(m) of the Code.

BENEFITS UNDER THE PLAN BASED UPON 2004 AWARDS

    The payouts that would have been paid to the Named Executive Officers of the Company for the last fiscal year if the Plan had been in place are not determinable at this time.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                          FOR THE 2006 ANNUAL MEETING

    Proposals submitted by shareholders under Rule 14a-8 of the SEC to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than November 15, 2005, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2006 Annual Meeting of Shareholders is not received by the Company on or before December 30, 2005, the proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company's proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

    All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company's By-Laws. See the description of the nomination procedures contained in the Corporate Governance and Nominating Committee Report on pages 13 through 15.

                                 VOTE REQUIRED

    The nominees for election as Directors of the Company named in this proxy statement will be elected by a plurality of the votes cast. Action on the other items or matters to be presented at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions or broker non-votes will not be voted for or against any items or other matters presented at the meeting. Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but broker non-votes will not be counted for quorum purposes if the broker has failed to vote as to all matters.

                                 ANNUAL REPORT

    UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER WHO DOES NOT OTHERWISE RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2004. ADDRESS ALL REQUESTS TO:

CANDICE JENKINS, SENIOR VICE PRESIDENT & CONTROLLER
OLD NATIONAL BANCORP
P. O. BOX 718
EVANSVILLE, INDIANA 47705-0718

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers and persons who beneficially own more than 10% of the Company common stock shares to file with the SEC reports showing ownership of and changes of ownership in the Company's common shares and other equity securities. On the basis of reports and representations submitted by the Company's Directors, Executive Officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2004 were timely made.

                                 OTHER MATTERS

    The Board of Directors of the Company does not know of any matters for action by shareholders at the 2005 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone or in person, but such persons will not be specially compensated for their services. No solicitations will be made by specially engaged employees of the Company or other paid solicitors.

    It is important that proxies be returned promptly. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND RETURN THEIR PROXIES IN ORDER THAT A QUORUM FOR THE ANNUAL MEETING MAY BE ASSURED. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

    In an effort to reduce printing costs and postage fees, the Company has adopted a practice whereby shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and the 2004 annual report unless one or more of these shareholders notifies the Company that they wish to receive individual copies of these materials. The Company will deliver promptly upon written or oral request a separate copy of this proxy statement and its 2004 annual report to any shareholder at a shared address to which a single copy of those materials was sent. If a shareholder shares an address with another shareholder and received only one copy of this proxy statement and the annual report this year but would like to receive a separate copy of these materials in the future, or if a shareholder received multiple copes of this proxy statement and the 2004 annual report but would like to receive a single copy of the Company's proxy statement and annual report in the future, please contact the Company's Shareholder Services Department by phone at 812-464-1296 or 1-800-677-1749, by mail at P.O. Box 929, Evansville, Indiana
47706-0929, or via email at shareholderservices@oldnational.com.

APPENDIX I

                        DIRECTOR INDEPENDENCE STANDARDS

    The Board will have a majority of Directors who meet the criteria for independence required by Section 303A.02 of the New York Stock Exchange ("NYSE") Listed Company Manual. No Director shall qualify as "independent" unless the Board affirmatively determines that the Director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A material relationship is a relationship that the Board determines, after a consideration of all relevant facts and circumstances, compromises the Director's independence from management. The Board will consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation. The Board acknowledges that it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director's relationship with the Company. Therefore, determining independence must be accomplished on a case-by-case basis through an in-depth analysis of each Director, the members of his or her immediate family and all of his or her relevant affiliations with the Company, subject to the requirements of applicable laws and regulations and the listing standards of the NYSE set forth below.

    In accordance with Section 303A.02 of the NYSE Listed Company Manual, a Director will automatically be deemed not to be "independent" if the Director meets any of the following:

a. is currently, or has been within the last three (3) years, an employee of the Company or any of its affiliates, or has an immediate family member who has been, within the last three (3) years, an executive officer of the Company.

b. does receive, or has an immediate family member who receives, or has received during any twelve-month period within the past three (3) years, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c. is or has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, within the last three (3) years, any (present or former) auditor of the Company.

d. is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three (3) fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

e. is employed, or has an immediate family member who is employed, within the last three (3) years, as an executive officer of another company where any of the Company's present executives serve on such other company's compensation committee.

    For purposes of the foregoing, "immediate family member" includes a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing such person's home.

    Additionally, a Director of the Company will not fail to be deemed "independent" for purposes of the NYSE Listed Company Manual solely as a result of lending relationships (such as depository, transfer, register, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between the Company and its subsidiaries, on the one hand, and a company with which the Director is affiliated by reason of being a Director, officer or a significant shareholder thereof, on the other, provided that the relationship complies with paragraph
(d) above and:

a. such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

b.  with respect to extensions of credit by the Company or its subsidiaries:

       i. such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

       ii. no event of default has occurred under the loan.

APPENDIX II

                              OLD NATIONAL BANCORP
                     SHORT-TERM INCENTIVE COMPENSATION PLAN
                       (EFFECTIVE AS OF JANUARY 1, 2005)

SECTION 1. PURPOSE

    The purpose of the Old National Bancorp Short-term Incentive Compensation Plan ("Plan") is to advance the interests of Old National Bancorp and its subsidiaries (collectively, the "Company") by providing an annual incentive bonus to be paid to certain employees of the Company based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan as defined in Internal Revenue Code Section 162(m) of the Internal Revenue Service of 1986 as amended ("Code") and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).

SECTION 2. ADMINISTRATION

    The Plan shall be administered by the Compensation and Management Development Committee ("Committee") of the Board of Directors of the Company ("Board"), which is composed solely of two (2) or more members of the Board that are outside directors, as that term is defined in Section 162(m) of the Code or regulations promulgated thereunder. The Committee shall have the authority to grant awards under the Plan to eligible persons specified in Section 3.1 below. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

SECTION 3. PERFORMANCE AWARDS

    3.1 Eligible Participants

    This Plan is applicable to any salaried employee of the Company, or any of its subsidiaries, who is selected for participation in the Plan by the Committee ("Eligible Participants").

    3.2. Award Criteria

    Prior to March 31 of each year for which an award ("Performance Award") is payable hereunder, the Committee shall establish the performance factors ("Performance Measures") applicable to the award for that year and the objective criteria pursuant to which the bonus for that year is to be payable ("Performance Targets"). The Committee must also establish prior to March 31 of each year for which an Performance Award is payable, an objective formula for computing the Performance Award based on the Performance Measures and Performance Targets, as determined by the Committee. The Committee shall have sole discretion to determine the Company Performance Measures applicable to the Performance Award, and the method of Performance Award calculation. Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) return on assets; (ii) return on equity;
(iii) total shareholder return; (iv) operating income; (v) earnings per share;
(vi) total risk adjusted revenue; (vii) credit quality; (viii) productivity;
(ix) customer satisfaction; (x) customer attention; (xi) associate satisfaction; or (xii) such other measures as the Committee deems appropriate.

    The Committee shall have the sole discretion to determine and establish more stringent Performance Measures for senior management of the Company including, but not limited to, the Company's performance and/or ranking as compared to the Company's peer group, as defined by the Committee.

    The Committee may establish a minimum level of performance in order for Performance Awards to be paid under the Plan. In addition, Performance Targets may include a maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and

Performance Measures shall not be changed during the Plan year defined as the fiscal year of the Company ("Performance Period"); provided, however, that the Committee may eliminate or decrease the amount of a Performance Award otherwise payable to a participant.

    3.3 Payment of Awards

    As soon as practicable after the Company's audited financial statements are available for the Performance Period in which the incentive compensation will be paid, the Committee shall determine the Company's performance in relation to the Performance Targets for that Performance Period. In performing such evaluation, the Committee is authorized to make adjustments in the method of calculating attainment of performance objectives as follows (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (v) to exclude the effects to any statutory adjustments to corporate tax; (vi) to exclude the impact of any "extraordinary items" as determined under generally accepted accounting principles; (vii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and
(viii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. The Committee, in making the discretionary adjustments described herein, may not exercise such discretion if the result of the same is to increase the amount of compensation payable that would otherwise be due upon the attainment of the Performance Targets for that Performance Period. The Committee shall certify in writing the extent to which Performance Targets were satisfied.

    Performance Awards shall be paid in cash within three months of the fiscal year or as soon as practicable thereafter. Federal, state and local taxes will be withheld as appropriate.

    3.4 Termination of Employment

    To receive a Performance Award, the participant must be employed by the Company on the last day of the fiscal year. If a participant terminates employment before such date by reason of death, disability or retirement, a payout based on the period of employment during the year may be distributed if approved by the Chief Executive Officer. Participants employed on the last day of the year, but not for the entire year, shall receive a payout prorated for that part of the year for which they were participants. If the participant is deceased at the time of Performance Award payment, the payment shall be made to the recipient's designated representative.

SECTION 4. TERM

    The Plan is effective as of January 1, 2005, subject to the approval by the Company's shareholders at the Company's 2005 Annual Meeting of Shareholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company. Performance Awards may not be paid prior to shareholder approval of the Plan.

SECTION 5. MISCELLANEOUS

    5.1 Amendment and Termination

    The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan, however, shall not affect the right of a participant to receive any earned but unpaid Performance Award. The Committee may amend the Plan without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 or the Code. However, termination shall not affect any awards previously granted under the Plan.

    5.2 Section 162(m) Compliance

    It is the intent of the Company that awards made pursuant to the Plan constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Accordingly, the Plan shall be interpreted in a manner consistent with 162(m) of the Code. If any provision of the Plan is intended to but does not comply with, or is inconsistent with, the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with, Section 162(m) of the Code.

    Nothing in this Plan precludes the Company from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as "performance-based" compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as "performance-based" compensation.

    5.3 Employment Rights

    No provision of the Plan nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any Eligible Participant any right to be retained in the employ of the Company or affect or limit the right of the Company to terminate such employment.

    5.4 No Limit on Other Awards

    Nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company and its subsidiaries, including any participants.

    5.5 Prohibited or Unenforceable Provisions

    Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

    5.6 Governing Law

    The Plan and all rights and Performance Awards hereunder shall be construed in accordance with and governed by the laws of the State of Indiana.

                                ADMISSION TICKET

                 PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.
       IT WILL EXPEDITE YOUR ADMITTANCE WHEN PRESENTED UPON YOUR ARRIVAL.

                              OLD NATIONAL BANCORP

                       2005 ANNUAL MEETING OF SHAREHOLDERS
          THURSDAY, APRIL 28, 2005, AT 10:00 A.M. CENTRAL STANDARD TIME


               THE CENTRE, 715 LOCUST STREET, EVANSVILLE, INDIANA



                            RETAIN ADMISSION TICKET.

                   \/ DETACH AND RETURN R.S.V.P. CARD HERE. \/
--------------------------------------------------------------------------------


                        PLEASE RESPOND BY APRIL 21, 2005

      Kindly print your name(s)
                               ---------------------------------------------

                                 # of people attending meeting only.
      --------------------------
                                 # of people attending meeting and luncheon.
      --------------------------

      Please return R.S.V.P. card with your Proxy in the enclosed envelope.




                          \/ DETACH PROXY CARD HERE \/
--------------------------------------------------------------------------------

                              OLD NATIONAL BANCORP
                                      PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2005, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby appoints Stephan E. Weitzel, Peter B. Mogavero, and Jeffrey L. Knight, and each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on February 24, 2005, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 28, 2005, and all adjournments or postponements thereof, on the following matters.

1. The election of Directors in Class III as indicated below to serve for a three-year term and until the election and qualification of their
   respective successors.               (Mark only one box below.)

              01 - Alan W. Braun      02 - Andrew E. Goebel
              03 - Robert G. Jones    04 - Charles D. Storms

   / / FOR ALL NOMINEES LISTED HEREIN (except as indicated below)
   / / WITHHOLD AUTHORITY FOR ALL NOMINEES

   Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.
                                                              ------------------


2. Ratification of the appointment of PricewaterhouseCoopers LLP, as independent accountants of OLD NATIONAL BANCORP and its subsidiaries for the fiscal year ending December 31, 2005.

                    FOR / /      AGAINST / /     ABSTAIN / /

         OLD NATIONAL BANCORP
         ONE MAIN STREET
         EVANSVILLE, INDIANA 47708
--------------------------------------------------------------------------------

                                                                    -----------

                                                                    -----------









INTERNET VOTING INSTRUCTIONS
You can vote by Internet 24 hours a day, 7 days a week.

To vote online, have the voting form in hand, go to WWW.OLDNATIONAL.COM and follow the simple online instructions.

Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on April 27, 2005.

VOTE BY MAIL
On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD IN THE MAIL.



                            SIGN AND DATE THIS CARD.
                         \/  DETACH PROXY CARD HERE  \/
--------------------------------------------------------------------------------


3. Approval of the Old National Bancorp Short-Term Incentive Compensation Plan.

                    FOR / /      AGAINST / /     ABSTAIN / /

4. The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the April 28, 2005 Annual Meeting and any adjournments or postponements thereof.

            This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
                     ALL EARLIER PROXIES ARE HEREBY REVOKED.




                               -------------------------------------------------
                               Signature(s)                               Date

                               -------------------------------------------------
                               Signature(s)                               Date


                               Joint owners should each sign personally.
                               Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.